Exhibit 4.40

GLOBAL SOURCES LTD.

DIRECTORS PURCHASE PLAN
(updated effective as of January 1, 2009)

ARTICLE I

PURPOSE

The purpose of the Directors Purchase Plan (the “Plan”) is to secure for Global Sources Ltd. and its stockholders the benefits arising from stock ownership by its Directors. The Plan will provide a means whereby such Directors may purchase common shares, One United States Cent (US$0.01) par value, of Global Sources Ltd. pursuant to purchase rights granted in accordance with the Plan.

ARTICLE II

DEFINITIONS

The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

2.1	“Balance of the Purchase Price” shall have the meaning ascribed thereto in Section 6.5 hereof.

2.2	“Board” shall mean the Board of Directors of Global Sources Ltd.

2.3	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4	“Company” shall mean Global Sources Ltd. and any of its Subsidiaries.

2.5
“Deceased Director” shall mean a deceased Eligible Director who, prior to his or her death, had previously exercised his or her Purchase Right(s) in respect of which payment of the Balance of the Purchase Price is not yet due and has not yet been made as at the time of his or her death.

2.6	“Deposit” shall have the meaning ascribed thereto in Section 6.5 hereof.

2.7	“Director” shall mean any person who is a member of the Board of Directors of the Company.

2.8	“Eligible Director” shall be any Director of the Company who has attended at least seventy-five per cent (75%) of the Board meetings held in the previous calendar year.

2.9	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.10	“Executor” shall mean a person recognized by the Board as the duly authorized representative of an estate of a deceased Director.

2.11	“Exercise Price” shall mean the price per Share at which a Purchase Right may be exercised, being the Fair Market Value of the Shares as determined in accordance with Section 2.13 hereof.

2.12	“Expiration Date” in relation to a Purchase Right shall mean February 28 of the same year in which such Purchase Right is granted.

2.13
“Fair Market Value” shall mean the average closing sales price for the last five (5) trading days of the previous calendar year of publicly-traded Shares as quoted on the national securities exchange on which Shares are listed (if the Shares are so listed) or on the Nasdaq Stock Market System (if the Shares are regularly quoted on the Nasdaq Stock Market System), or, if not so listed or regularly quoted, the average of the high bid and low asked price for the last five (5) trading days of the previous calendar year of publicly-traded Shares in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Board.

2.14	“Grant Date” shall mean January 1 of each calendar year.

2.15	“Nasdaq” shall mean the Nasdaq National Stock Market.

2.16
“Permanent Disability” shall mean the condition of an Eligible Director who is unable to participate as a member of the Board by reason of any medically determined physical or mental impairment that can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

2.17	“Purchase Price” shall be the Exercise Price multiplied by the number of whole Shares with respect to which a Purchase Right may be exercised.

2.18	“Purchase Right” shall mean a right to purchase Shares granted pursuant to the Plan.

2.19	“Securities Act” shall mean the Securities Act of 1933, as amended.

2.20	“Shares” shall mean the common shares, One United States Cent (US$0.01) par value per share, of the Company.

2.21	“Subsidiaries” shall have the meaning provided in Section 425(f) of the Code.

ARTICLE III

ADMINISTRATION

3.1	General. The Plan shall be administered by the Board in accordance with the express provisions of the Plan.

3.2
Powers of the Board. The Board shall have full and complete authority to adopt such rules and regulations and to make all other determinations not inconsistent with the Plan as may be necessary for the administration of the Plan.

ARTICLE IV

SHARES SUBJECT TO PLAN

Subject to adjustment in accordance with Article IX, an aggregate of one million (1,000,000) Shares is reserved for issuance under the Plan. Shares issued under the Plan may be either authorized but unissued Shares or reacquired Shares. If a Purchase Right, or any portion thereof, shall expire or terminate for any reason without having been exercised in full, or any or all of the Common Shares purchased upon exercise are forfeited, the unpurchased or forfeited Shares covered by such Purchase Right shall be available for future grants of Purchase Rights.

ARTICLE V

GRANTS

5.1
Grants of Purchase Rights. On each Grant Date, to the extent that Shares remain available for the grant of Purchase Rights under the Plan, each Eligible Director on such date shall automatically receive the grant of a Purchase Right to purchase twenty thousand (20,000) Shares.

5.2	Adjustment of Grants. The number of Shares set forth in Section 5.1, to which Purchase Rights shall be granted shall be subject to adjustment as provided in Section 9.1 hereof.

5.3
Compliance With Rule 16b-3. If the Company is then subject to the requirements of Section 16 of the Exchange Act, the terms for the grant of Purchase Rights to an Eligible Director may only be changed if permitted under Rule 16b-3 under the Exchange Act and, accordingly, the formula for the grant of Purchase Rights may not be changed or otherwise modified more than once in any six (6) month period, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder.

ARTICLE VI

TERMS OF PURCHASE RIGHT

Each Purchase Right shall be deemed to be automatically granted to an Eligible Director on the Grant Date, without the need for any notification to the Eligible Director or for the execution of any written agreement (whether for the purposes of documenting, evidencing, effecting or perfecting the grant of the Purchase Right or otherwise).

6.1	Term. The term of each Purchase Right shall expire on the Expiration Date, subject to earlier termination in accordance with Articles VI and X.

6.2
Restriction on Exercise. The Purchase Right must be exercised prior to the Expiration Date, or at such time or times and subject to such terms and conditions as shall be determined by the Board at or prior to grant; provided, however, that in the case of the Eligible Director's death or Permanent Disability, the Purchase Rights held by him or her shall become immediately exercisable, unless a longer exercise period is otherwise determined by the Board at or prior to grant. Any Purchase Right that has not been exercised by the Expiration Date shall be forfeited. The Board may waive any installment exercise provision at any time in whole or in part based on performance and/or such other factors as the Board may determine in its sole discretion; provided, however, that no Purchase Right shall be exercisable pursuant to such waiver until the requisite approval of the waiver by the Company's shareholders shall have been obtained.

6.3	Exercise Price. The Exercise Price for each Share subject to a Purchase Right shall be the Fair Market Value of the Shares as determined in accordance with Section 2.13 hereof.

6.4
Issuance of Shares. All of the Shares to be issued pursuant to the exercise of a Purchase Right shall be issued only at the end of four (4) years after February 28 of the year in which such Purchase Right is exercised or in accordance with Section 6.6 hereof in the case of a Deceased Director. (By way of illustration, if a Purchase Right is exercised on or before February 28, 2006, then all of the Shares to be issued pursuant to such exercise shall be issued only on February 28, 2010.) The resignation of a Director following his or her exercise of a Purchase Right shall not cause a forfeiture of the unissued Shares, provided that the Balance of the Purchase Price is paid in full on or before the due date thereof (as set out in Section 6.5 hereof).

6.5
Manner of Exercise and Payment. A Purchase Right shall be exercised by payment of ten per cent (10%) of the total Purchase Price of the Shares being purchased (“Deposit”), on or before the Expiration Date. The Deposit shall be not be refundable under any circumstances whatsoever, except in accordance with Section 6.6 hereof in the case of a Deceased Director. The balance of ninety per cent (90%) of the total Purchase Price of the Shares being purchased (“Balance of the Purchase Price”) shall be paid in full on or before the expiration of the holding period for the Shares (as determined in accordance with Section 6.4 hereof or in accordance with Section 6.6 hereof in the case of a Deceased Director), failing which the Deposit shall be forfeited, any and all rights under the Purchase Right and to the issuance of the Shares shall automatically lapse and expire, and the Shares shall not be issued. An Eligible Director may exercise a Purchase Right with respect to all or less than all of the Shares for which the Purchase Right may then be exercised, but an Eligible Director must exercise the Purchase Right in full Shares.

6.6
Death of an Eligible Director.  Notwithstanding anything which may be to the contrary herein, in the case of a Deceased Director, the Executor for the estate of such Deceased Director shall pay the Balance of the Purchase Price in full within six (6) months of the death of such Deceased Director; otherwise, any and all rights under the Purchase Right(s) previously exercised by such Deceased Director and to the issuance of the Shares shall automatically lapse and expire, and the Shares shall not be issued, but the Deposit(s) previously paid shall be refunded to the estate of such Deceased Director or as otherwise directed by his or her Executor. If and provided the Balance of the Purchase Price is paid as aforesaid, the Shares being purchased shall then be issued to the estate of such Deceased Director or as otherwise directed by his or her Executor.

6.7
Payment Method. The Purchase Price of Shares purchased pursuant to a Purchase Right or portion thereof, shall be paid in United States Dollars, in cash, or by check, bank draft or money order payable to the Company, or by wire or telegraphic transfer.

6.8
Transferability. No Purchase Right shall be transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. A Purchase Right shall be exercisable during the Eligible Director's lifetime only by the Eligible Director, his or her guardian or legal representative.

6.9
Termination of Membership on the Board. If an Eligible Director's membership on the Board terminates for any reason other than such Eligible Director's resignation or death, the unexercised portion of any Purchase Right held on the date of termination may be exercised in whole or in part at any time within thirty (30) days after the date of such termination (but in no event after the term of the Purchase Right expires) and shall thereafter terminate. Any Shares issued pursuant to previously-exercised Purchase Rights or upon exercise of Purchase Rights following termination as a Director shall be issued according to Section 6.4.

ARTICLE VII

GOVERNMENT AND OTHER REGULATIONS

7.1
Delivery of Shares. The obligation of the Company to issue or transfer and deliver Shares for exercised Purchase Rights under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect.

7.2
Holding of Shares After Exercise of Purchase Right. By exercising a Purchase Right, the Eligible Director shall be deemed to have represented and agreed, for him or her, and for his or her permitted transferees hereunder, that none of the Shares purchased upon exercise of the Purchase Right shall be acquired with a view to any sale, transfer or distribution of the Shares in violation of the Securities Act, and the person exercising a Purchase Right shall, if and upon being requested by the Company, furnish evidence satisfactory to the Company to that effect, and/or a written agreement or undertaking to indemnify the Company in the event of any violation of the Securities Act by such person.

Notwithstanding the foregoing, the Company in its sole discretion may register under the Securities Act the Shares issuable upon exercise of the Purchase Rights under the Plan.

ARTICLE VIII

WITHHOLDING TAX

The Company may, in its discretion, require an Eligible Director to pay to the Company, at the time of exercise of a Purchase Right and/or payment of the Balance of the Purchase Price, an amount that the Company deems necessary to satisfy its obligations to withhold federal, state or local income or other taxes (which for purposes of this Article includes an Eligible Director's FICA obligation, if applicable) incurred by reason of such exercise.

When the exercise of a Purchase Right and/or the payment of the Balance of the Purchase Price does not give rise to the obligation to withhold U.S. federal income taxes on the date of such exercise and/or payment, the Company may, in its discretion, require an Eligible Director to place Shares purchased under the Purchase Right in escrow for the benefit of the Company until such time as U.S. federal income tax withholding is required on amounts included in the Eligible Director's gross income as a result of the exercise of a Purchase Right and/or the payment of the Balance of the Purchase Price. At such time, the Company, in its discretion, may require an Eligible Director to pay to the Company an amount that the Company deems necessary to satisfy its obligation to withhold federal, state or local taxes incurred by reason of the exercise of the Purchase Right and/or the payment of the Balance of the Purchase Price, in which case the Shares shall be released from escrow upon such payment by an Eligible Director (but shall continue to be subject to the issuance requirements of Section 6.4 hereof).

ARTICLE IX

ADJUSTMENTS

9.1
Proportionate Adjustments. If the outstanding Shares are increased, decreased, changed into or exchanged into a different number or kind of Shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, bonus issue, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made to the maximum number and kind of Shares (a) as to which Purchase Rights already granted under the Plan, but not yet exercised, may be exercised; or (b) which are to be issued pursuant to a Purchase Right already granted and exercised under the Plan. Notwithstanding the foregoing, there shall be no adjustment for the issuance of Shares on conversion of notes, preferred stock or exercise of warrants or Shares issued by the Board for such consideration as the Board deems appropriate.

9.2
Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or more than eighty per cent (80%) of the then outstanding Shares of the Company to one (1) or more previous business entities, the Company shall give to each Eligible Director at the time of adoption of the plan for liquidation, dissolution, merger or sale either:-

(a)	a reasonable time thereafter within which to exercise the Purchase Right prior to the effective date of such liquidation or dissolution, merger or sale; or

(b)
the right to exercise the Purchase Right as to an equivalent number of Shares of equity securities of the business entity succeeding the Company or acquiring its business by reason of such liquidation, dissolution, merger, consolidation or reorganization.

ARTICLE X

AMENDMENT OR TERMINATION OF PLAN

10.1
Amendments. The Board may at any time amend or revise the terms of the Plan, provided no such amendment or revision shall, unless appropriate approval of such amendment or revision by the Company's shareholders is obtained:

(a)	materially increase the maximum number of Shares which may be sold pursuant to Purchase Rights granted under the Plan, except as permitted under the provisions of Article IX;

(b)	decrease the minimum Exercise Price set forth in Article VI;

(c)	extend the term of Purchase Rights provided for in Article VI or decrease the holding period of any Shares to be issued pursuant to the exercise of a Purchase Right; or

(d)	permit the granting of Purchase Rights to anyone other than an Eligible Director.

For the avoidance of doubt, any amendments or updates made to this Plan may be made applicable retroactively to a holder of Purchase Rights or an Eligible Director (or his or her guardian, legal representative or estate, as the case may be), subject to and with the approval or consent of such person (or his or her guardian, legal representative or Executor, as the case may be).

10.2
Termination. The Board at any time may suspend or terminate the Plan.  The Plan, unless sooner terminated, shall terminate on the tenth (10th) anniversary of its first adoption by the Board (i.e. on August 4, 2010). Termination of the Plan shall not affect Purchase Rights previously granted and/or exercised thereunder. No Purchase Right may be granted under the Plan while the Plan is suspended or after it is terminated.

10.3
Consent of Holder. No amendment, suspension or termination of the Plan shall, without the approval or consent of a holder of Purchase Rights or an Eligible Director (or his or her guardian, legal representative or Executor, as the case may be), adversely alter or impair any rights or obligations under any Purchase Right theretofore granted under the Plan. For the avoidance of doubt, any amendments or updates made to this Plan may be made applicable retroactively to a holder of Purchase Rights or an Eligible Director (or his or her guardian, legal representative or estate, as the case may be), subject to and with the approval or consent of such person (or his or her guardian, legal representative or Executor, as the case may be).

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1
Privilege of Stock Ownership. No Eligible Director entitled to exercise any Purchase Right granted under the Plan shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable upon exercise of a Purchase Right until he or she is entered as a shareholder in the Company’s register of shareholders.

11.2	Plan Expenses. Any expenses incurred in the administration of the Plan shall be borne by the Company.

11.3	Use of Proceeds. Payments received from an Eligible Director pursuant to the exercise of Purchase Rights shall be used for general corporate purposes of the Company.

11.4
Governing Law. The Plan has been adopted under the laws of Bermuda. The Plan and all Purchase Rights which may be granted hereunder and all matters related thereto, shall be governed by and construed and enforceable in accordance with the laws of Bermuda as it then exists.

ARTICLE XII

SHAREHOLDER APPROVAL

If any amendment of or revision to the Plan is subject to the approval of the Company's shareholders, such approval shall be obtained at a duly held meeting of the Company's shareholders, by the affirmative vote of holders of a majority of the Shares of the Company represented in person or by proxy and entitled to vote at the meeting. No Purchase Right based on such amendment or revision shall be granted or exercised, or shall be valid if granted or exercised based on such amendment or revision, if the approval of the Company’s shareholders for such amendment or revision is required but is not obtained as aforesaid; provided however that, for the avoidance of doubt, nothing herein shall (or shall be deemed to) prohibit or invalidate any Purchase Right or any grant or exercise of any Purchase Right, if such Purchase Right and the grant and exercise thereof would nevertheless have been permitted and valid under the Plan in the absence of such amendment or revision.